CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              IMC NITROGEN COMPANY

                       -----------------------------------



     IMC Nitrogen Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     FIRST: That by written consent of the Board of Directors dated as of April 22, 1999, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling for consideration of said proposed amendment by the stockholders of the Company. The resolution setting forth the amendment is as follows:

          RESOLVED, that it is hereby proposed that Article One of the Certificate of Incorporation of the Company be amended so that the same as amended would read as follows:

     1. Name. The name of the Corporation shall be, "Royster-Clark
        Nitrogen, Inc.

     SECOND: That thereafter, pursuant to the resolution of the board of directors, the proposed amendment was approved by the stockholder of the Company by written consent dated as of April 22, 1999.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the 28th day of April, 1999.



                                             By: /s/ Walter R. Vance
                                                 ----------------------------
                                                 Walter Vance
                                                 Secretary and Treasurer